SERVICES AGREEMENT

This Agreement made effective the 18th day of September, 1998 (the "EFFECTIVE DATE")

BETWEEN:

 CRYS-TEL TELECOMMUNICATION INCof 1390 Ottawa Street , West Vancouver, BC V7T 2H5 (the "CUSTOMER")

AND:

STARCOM-ACCESSPOINT, a Division of Starcom Services Corporation, a British Columbia company, of Suite 2770 - 555 West Hastings St., Vancouver, B.C. V6B 4N5 (the "SUPPLIER")

WHEREAS:

A.     The Supplier provides and is licensed to provide communications services;
B. The Customer wishes to utilize certain of these services offered by the Supplier;
C. The Supplier has agreed to provide certain facilities and services to the Customer subject to and in accordance with the terms to this Agreement;

NOW THEREFORE, the parties agree to be bound by the attached General Terms and Conditions and the exhibits thereto which form part of this Agreement.

IN WITNESS WHEREOF, ___________ 1998. the parties hereto have executed this Agreement this 18th day of September, 1998.


                         Customer:  CRYS-TEL  TELECOMMUNICATION  INC

                         By:  /s/  Edward  Yau
                         Authorized  Signatory

                         Edward  Yau
                         Title:  President

                         Supplier:  STARCOM-ACCESSPOINT

                         By:
                         Title:  President

                          GENERAL TERMS AND CONDITIONS

1.     DEFINITIONS

In this Agreement and the Exhibits attached, the following words or phrases have the meanings set out below:

     "AGREEMENT" means, the Service Agreement and incorporates these General Terms and Conditions and any exhibits attached;

     "CUSTOMER PARTICULARS EXHIBIT" means, Exhibit 2 of this Agreement setting out the particulars respecting Customer,

     "CUSTOMER SITES" means, Customer "end-user" locations which are described in the Customer Particulars Exhibit 2;

     "CUSTOMER EQUIPMENT" means, Customer-owned equipment that provides the interface to Supplier Equipment;

     "EFFECTIVE DATE" means, the date of this Agreement as specified on page 1 of this Agreement;

     "FEES" means, in respect of any Service or Services, the fees payable by Customer to Supplier in respect of such Service or Services as described in each Service Exhibit;

     "MINIMUM PERFORMANCE OBJECTIVES" means, in respect of each Service or Services, the minimum performance objectives set forth for such Service or Services in the Service Exhibit which describes such Service or Services;

     "PERFORMANCE OBJECTIVES" means, in respect of each Service or Services, the performance objectives set forth for such Service or Services in the Service Exhibit which describes such Service or Services;

     "SERVICE EFFECTIVE DATE" has the meaning set forth in section 4, unless otherwise specified in respect of a particular Service in a Service Exhibit;

     "SERVICE EXHIBIT" means, Exhibit 1 setting out each of the Services to be provided pursuant to the terms of this Agreement, including all such additional Service Exhibits as may be added from time to time;

     "SERVICE OR SERVICES" shall mean the Service or Services to be supplied to Customer in accordance with the terms of this Agreement, all as described in the Services Exhibit;

     "SUPPLIER EQUIPMENT" means, Supplier's equipment and hardware dedicated to the supply of Services to Customer, including but not limited to that equipment described in the Service Exhibit;

     "SUPPLIER COMMUNICATION SYSTEM" means, Supplier Equipment and all Supplier owned software and electronics used to provide Services to Customers;

     "TERM" means a date specified by Supplier, as the date upon which the services are to be available for use by the Customer and set out in the Customer particulars Exhibit 2, unless otherwise specified in respect of a particular Service in the Service Exhibit 1; and

     "TERM"  means,  the  term  of  this  Agreement  as  set  out  in Exhibit 1.

2.     SERVICES

2.1 Supplier agrees to supply the Services in accordance with and subject to the terms of this Agreement. Customer agrees to receive such Services from Supplier and agrees to comply with the terms and conditions contained in this Agreement.

2.2 Throughout the Term of this Agreement, Customer may request in writing that Services be made available at an additional Customer Site or may request that additional access feeds be provided at an existing Customer site. To the extent Supplier can reasonably accommodate such requests, it shall provide a quote respecting the Fees applicable for such request and spec4' a Targeted Start Date to Customer.

3.     INSTALLATION

3.1 Supplier shall, if necessary, install and maintain cabling required to provide Services to the legal boundary of property upon which the building containing Customer Site is located. Customer shall be responsible for obtaining all rights-of-way, permissions, and/or third party consents required to permit Supplier to install and maintain cabling from such legal boundary to the Customer Equipment and shall be responsible for all costs in connection with the same. Further, Customer shall ensure it has all tights-of-way, permissions or third party consents required in connection with installing and maintaining such interior cabling.

3.2 Customer shall ensure that: (a) all work required to be done by it pursuant to section 3.1 shall be done in accordance with all applicable laws including, without limitation, all environmental regulations in accordance with Supplier's specifications; and (b) all utilities, access and building alterations required to install and service Supplier Equipment are provided 3 and/or completed at Customer's expense at least seven days prior to the Targeted Start Date.

4.     Service  Effective  Date

4.1 Supplier shall exert all reasonable efforts to ensure that the Services can be used by Customer on the Targeted Start Dates. Customer shall use all reasonable efforts to complete its obligations set out in section 3 in a timely manner in order that all Services are available on their respective applicable Targeted Start Date. The "Service Effective Date" shall be that date which is the latter of:

     4  4.1.1     the  Targeted  Start  Date;  and

     4.1.2 the date upon which the Services are activated and accepted for use by Customer.

5.     SERVICE PERFORMANCE

5.1 Each of the Services has been designed for the respective performance targets, including target availability, set out in the relevant Service Exhibit. These targets do not include maintenance windows reserved to allow installation, system upgrades, and to add or reconfigure Customer's end-users and other customers. The scheduled maintenance will be arranged based on customer information to minimize the interference with the Customer's use of the Services and shall not commence unless the customer has received at least thirty (30) days prior written notice.

5.2 In supplying the Services, Supplier shall use all reasonable efforts to achieve the Performance Objectives in respect of each Service. The Performance Objectives apply only to that portion of Services provided on the Supplier Communication System and do not apply to any Services utilizing or interconnecting with facilities or services provided by other service carriers.

5.3 Subject to paragraph 12.2, Win any fill calendar month after the Service Effective Date and during the term of this Agreement, the Supplier fails to achieve the Performance Objectives for a Service, the Fees for such month (or partial month) shall be reduced to the pro-rata portion that the actual performance for that month complied with the Performance Objective for such Service.

6.     Maintenance  Obligations

6.1 Subject to being provided the access rights set forth in section 3, Supplier shall maintain Supplier Equipment including labor, parts, and such other servicing as is necessary to keep Supplier Equipment in good operating condition at its expense provided that Supplier shall not be responsible for any repair or maintenance caused by:

6.1.1 such equipment being utilized other than for the purpose intended under the terms of this Agreement or being operated other than in accordance with Supplier's specifications;

6.1.2 catastrophes, accidents or the fault, negligence, misuse, improper or unauthorized use of such equipment by Customer or others or by any other cause(s) external to such equipment;

6.1.3 such equipment being moved from the locations authorized pursuant to this Agreement without Customer first obtaining the written consent of Supplier; and

6.1.4 customer making or using additions, alterations or adaptations to such equipment without the prior written consent of the Supplier, such consent not to be unreasonably withheld.

6.2 In complying with its maintenance and repair obligations hereunder, Supplier shall provide such services under normal conditions 24 hours a day, seven days a week. A staffed help line will be available for this purpose on a 24 hour, seven days week basis.

6.3 Supplier, its employees, contractors, and agents shall at all times enjoy reasonable access to any cabling or facilities which Supplier is obligated in any manner to maintain, including Supplier Equipment, and shall provide a safe environment in which to perform any installation, repair, maintenance or other work to be undertaken by Supplier in complying with its obligation under this Agreement. Customer shall be responsible for ensuring timely access by Supplier to each Customer Site. In the event that Supplier is unreasonably delayed in any manner in obtaining reasonable access to Customer's premises, the Customer agrees to reimburse Supplier at its' labor rates in effect from time to time if such delay or prohibited access results in travel or waiting time for Supplier's employees, contractors or agents.

7.     FEES

7.1 Unless otherwise specified and subject to any bona fide billing disputes, Customer agrees to pay all Fees in connection with provision of the Services within 30 days of the invoice date and at the times specified in
Section  12  of  this  Service  Agreement.

8.  CUSTOMER  OBLIGATIONS

8.1 Unless otherwise specified, Customer shall maintain all Customer supplied equipment at its expense. Customer shall ensure that every item of equipment utilized by Customer (if not Supplier owned) is technically and operationally compatible with the Supplier Equipment and the Supplier Communication System and complies with all governmental rules and regulations. Supplier shall not be obligated to link any Supplier Equipment to any Customer owned 5 equipment which does not comply with these requirements and which the Supplier has not approved.

8.2 Receipt and use of the Services is restricted to the business of the Customer.

8.3 Customer, in utilizing the Services, shall be responsible for ensuring that no such use materially adversely affects the operation of Supplier Communications System.

9.     LIMITED  SOFTWARE  LICENSE

9.1 All right, title and interest in and to any software programs forming part of the Supplier Equipment or Supplier Communication System shall remain that of Supplier or the licensing party authorizing use by Supplier. Customer shall not change or copy such software programs (except for safeguard or archive copies marked to show supplier's ownership) nor to make it available to any employees, contractors, agents or third parties other than those who require same in order to receive the Services.

10.     Renewal  of  Term

10.1     The  term  of  the  contract  shall  as  stated  in  Exhibit  1.

10.2 In the event that both parties agree in writing, this contract may be renewed on an annual basis under the same or different conditions and prices.

11.     LIMITATION  OF  LIABILITY

11.1 Where there are omissions, interruptions, delays, errors or defects in transmission or failures or defects in Supplier's facilities, Supplier's liability is limited to a refund of charges, on request, proportionate to the length of time the problem existed, commencing from the time Supplier is advised of the problem. Supplier's entire liability for any claim arising from any cause whatsoever shall in no event exceed the monthly Fees for the Services which give rise to any claim.

11.2 The remedies set out in this Agreement are in lieu of all other warranties, representations, conditions, guarantees and remedies regarding the Services and the maintenance thereof and there are no other warranties, representations, conditions, guarantees or remedies of any kind whatsoever either expressed or implied by law or customer, including but not limited to those regarding merchantability, fitness for purpose, design, condition or quality.

11.3     Without in any manner limiting the express limitation contained in this section 11, Supplier shall not be liable to Customer or any of their servants, agents, contractors, representatives or any third parties for:

11.3.1 any act of omission of a telecommunications carrier whose facilities are used in establishing connections to points which Supplier does not directly serve;

11.3.2 defamation or copyright infringement arising from material transmitted or received by Customer over Supplier's facilities;

11.3.3 infringement of patents arising from combining or using Customer-provided facilities with Supplier's service; or

11.3.4 any damages, loss of profits, loss of earnings, loss of business opportunities, real or personal property damage, personal injury or other loss or special or consequential damages arising directly or indirectly out or in connection with the subject matter of this Agreement, including, without limitations those arising from the acknowledged delays or interruptions in service described in section 6 above.

The forgoing limitation shall not apply to grossly negligent acts or omissions of Supplier, resulting in physical injury, death or damage to the customers premises.

11.4 In no event shall either party be liable to the other for consequential or indirect losses or damages howsoever arising and whether under contract, tort or otherwise (including without limitation third parry claims, loss of profits, loss of customers, or damage to reputation or goodwill.

12.     TERMINATION  AND  SUSPENSION  OF  SERVICE

12.1 Supplier may terminate, restrict or suspend the provisioning of the Service to Customer:

12.1.1 forthwith if any Fees payable hereunder are not paid within 30 days of the invoice date, with ten (10) days prior written; notice and

12.1.2 if 30 days after written notice has been received, Customer fails to comply with any of its other obligations set forth in this Agreement. 12.1.3 customer may terminate the agreement with 30 days notice delivered to the supplier in writing, on the last day of the proceeding month.

12.2 Customer may terminate the Agreement if 30 days after written notice has been received, Supplier fails to comply with any of its obligations set forth in this agreement. In addition, in the event that the Supplier fails to provide a Service or Services to the level of the Minimum Performance Objective applicable to such Service or Services over a period of a calendar month and Customer provides prompt written notice of such performance failure to Supplier, Supplier shall have ten days from receipt of such notification to rectify, the problem. If at the end of such ten day period, the affected Services still fail to meet the applicable Minimum Performance Objectives, Customer may, elect in writing to terminate Services to the affected Customer Sites. If Customer does so, Supplier shall terminate Services between those points and no further Fees shall be applicable in connection with the discontinued service and Supplier shall be entitled to remove all Supplier Equipment located at Customer Site. Minimum Performance Objectives shall not be construed as guarantees or warranties in any sense and the only remedy for failure to meet Minimum Performance Objectives shall be as provided for herein.

13.  GENERAL

13.1 This Agreement shall enure to the benefit and be binding upon Supplier and Customer, and their respective executors, administrators, successors and permitted assigns. Neither party may assign this Agreement without the other part's prior written consent, such consent not to be unreasonably withheld.

13.2 The Agreement forms the entire agreement between the parties concerning the subject matter hereof and supersedes all prior written and oral agreements between the parties. Any modification of this Agreement, other than the modifications imposed by any government or regulatory authority, shall not be valid unless reduced to writing and agreed to by all parties.

13.3 All rights and remedies hereunder are cumulative and not alternative, Supplier shall be entitled to pursue all of its respective rights hereunder and at law either consecutively or concurrently and no rights or interests shall be extinguished or merged by the taking or judgment for all monies which are or may become due owing pursuant to this Agreement or pursuant to any extension or subsequent agreement made between Supplier and Customer.

13.4 Customer shall pay in addition to the Fees specified herein, all taxes, assessments and government charges including but not limited to Social Service Tax, Excise taxes, Goods and Services Tax and any other applicable tax now or hereafter imposed on the purchase or consumption of the services under the authority of a federal, provincial or municipal; taxing jurisdiction, except taxes on the income or assets of Supplier.

13.5 Notwithstanding any other terms of this Agreement, neither party shall be liable for any delay, interruption, or fault in the performance of its obligations hereunder if caused by acts of God war, declared or undeclared, fire, flood, storm, slide, earthquake, power failure, inability to obtain equipment, supplies or other facilities not caused by failure to pay the then prevailing prices, labor disputes, or any other similar event beyond the control of the party affected which may prevent or delay such performance. If any such act or event occurs or is likely to occur, the party affected shall promptly notify the other party, giving particulars of the event. 13.6 Supplier reserves the right not to carry out any work required herein which, in Supplier's opinion; would be hazardous. Supplier will comply with all of Customer's safety requirements where applicable.

13.7 The parties hereto represent that they have lull authority to enter into the Agreement and that no further act or approval is required to make this Agreement binding upon the respective parties should any portion of this Agreement for any reason be held to be void in law, this Agreement shall be construed, so far as is possible, as if such portion had never been contained herein.

13.8 Any notice, payment or other communication required or permitted to be given or served pursuant to this Agreement shall be in writing and shall be delivered personally or forwarded by first class prepaid mail to the Party concerned at the address first set out above and such notice will be deemed to be received on the day of delivery, if delivered personally, or five business days after posting if mailed. Notices sent by telex, facsimile shall conclusively deemed to have been received when the delivery confirmation is received.

13.9 This Agreement shall be construed and the powers and provisions herein contained shall be administered, exercised and given effect to according to the laws of the Province of British Columbia.

13.10 The parties will not reveal, divulge or make known the terms and conditions of this Agreement or any document or agreement now or hereafter executed in connection herewith, other than disclosure that is required by law or agreed to by the other party. In addition, for the period of two (2) years from the date of disclosure thereof, each party shall maintain the confidentiality of all information or data of any nature ("Information") provided to it by the other party hereto provided such Information contains a conspicuous marking identifying it as "Confidential" or "Proprietary". Each party shall use the same efforts (but in no case less than reasonable efforts) to protect the Information it receives hereunder as it accords to its own Information. The above requirements shall not apply to Information which is already in the possession of the receiving Party or any third Party, is already publicly available through no breach of this Agreement, or has been previously independently developed by the receiving Party. This Agreement shall not prevent any disclosure of Information pursuant to applicable law and regulation, provided that prior to making such disclosure, the receiving Party shall use reasonable efforts to notify,' the disclosing Party of the required disclosure.

Exhibit  1     Supplier  Services

TERM OF CONTRACT:  month to month

Network  Performance  Targets

Availability               99.97%  Uptime
 Minimum  Availability     99.95%  Uptime

SERVICE  FEES

Internet  Access

1     10Mb/s  FDX  Ethernet  port          $  395  per  month
1     10Mb/s  FDX  Ethernet  Setup         $  495  one-time

TRAFFIC

OPTION  1

Traffic  metered  and  charged  at  $12  per.  Gigabyte

Option  2  no  access  charge

O to 4OGB                         $586
41   to  80GB                     $670
81   to  125GB                    $736
126  to  170GB                    $982
171  to  210GB                    $1,213
211  to  300GB                    $1,838
301  to  38OGB                    $2,357
381  to  425GB                    $2,430
426  to  490GB (1.5Mb/s)          $2,826
491  to  980GB (FDX 3.OMb/s)      $5,543

Notes:

-     Implementation  5  days  subject  to  in-building  wiring
-     prices  do  not  include  applicable  taxes
- contribution for contribution eligible traffic, will be the responsibility of Crys-Tel Telecommunications Inc. to report and remit

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
Exhibit  2          Customer  Particulars  Exhibit

Contract Number:    CTIOO1

 Customer  Name:    CRYS-TEL  TELECOMMUNICATLON  INC.

Billing  Address:  1390  Ottawa  Street  ,  West  Vancouver,  BC  V7T  2115

Prime Technical Contact:      Name: Edward Yau          Phone # 604-318 8899
                                                        Fax#: 604-926-5371
                                                        Email:edward@direct.ca

Billing  Contact              Name: Alexia Manson       Phone # 604-926-5352
                                                        Fax  # 604-926-5371

Prime  Trouble  Contact       Name:

Emergency 24 Hour Contact     Name:

Site  Locations:  N/A


Targeted  Start  Date:  The  1st  day  of  October,  1998.

                                     Starcom
                        International Optics Corporation


 October  19,  1998

Crys-Tel  Telecommunications  Inc.
1390  Ottawa  Street
West  Vancouver, BC V7T 2H5



ATTENTION:     Edward  Yau

Dear  Mr.  Yau,

Re:     "Bringing  Information  to  Light"

As Starcom's Customer Service Manager, I would like to take this opportunity, and officially welcome Crys-Tel Telecommunications Inc. to our Fiber-One Network.

Everyone at Starcom is dedicate4 to providing Crys-Tel Telecommunications Inc. with exceptional service, timely installations, superior quality transmissions and accurate invoicing.

If you have any comments as to how we may better meet your company's needs, please do not hesitate to call me at 1-800-820-7878.

I  look  forward  to  a  long  a  prosperous  relationship  for  both companies.

Yours truly,

STARCOM  SERVICE  CORPORATION
PER:

/s/Karen  A.  Imlah
Karen  A.  Imlah
Customer  Service,  Manager


                           ACCESSPOINT EXCALATION LIST



       Should you or any of your Company's representatives require immediate assistance, please use the following list.


CONTACT          NAME                   TELEPHONE
---------  -----------------  ------  --------------
Primary    Mark Teolis        Office  (604) 688-4400
           Data Network Mgr.  Cell    (604) 880-0478
                              Pager   (604) 473-0476
---------  -----------------  ------  --------------
Secondary  Russell Joyce      Office  (604) 688-4400
           Mgr.  Information  Cell    (604) 880-0475
           Systems
                              Pager   (800) 953-3354
                              Home    (604) 263-3650
---------  -----------------  ------  --------------
Third      Stan Dahl          Office  (604) 688-4400
           Mgr.  Network      Cell    (604) 880-0476
           Operations
                              Pager   (800) 820-8606
                              Home    (604) 581-1774
---------  -----------------  ------  --------------

       For Non time sensitive issues, please use the following email ID's:


      Mark  Teolis                              mark@starcom.net
      Russell  Joyce                            russell@starcom.net
      Brian  Connors  (VP  Operations)          brian@starcom.net

      For  network  problems                    trouble@starcom.net
      For  routing  additions/updates           routing@starcom.net